Exhibit 99.1
Vishay Intertechnology Closes Offering of $150 Million of 2.25% Convertible Senior Debentures
MALVERN, PA — May 13, 2011 — Vishay Intertechnology, Inc. (NYSE: VSH) today announced the closing of its offering of $150 million principal amount of 2.25% convertible senior debentures due 2041. The debentures were offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.
Interest will be payable on the debentures semi-annually at a rate of 2.25% per annum. In addition to ordinary interest, beginning on May 15, 2021, contingent interest will accrue in certain circumstances relating to the trading price of the debentures and under certain other circumstances. The debentures will be initially convertible, subject to certain conditions, into cash, shares of Vishay’s common stock or a combination thereof, at Vishay’s option, at an initial conversion rate of 52.5659 shares of common stock per $1,000 principal amount of debentures. This represents an initial effective conversion price of approximately $19.02 per share. This initial conversion price represents a premium of 12.5% to the closing price of Vishay’s common stock on May 9, 2011, which was $16.91 per share.
Vishay may not redeem the debentures prior to May 20, 2021, except in connection with certain tax-related events. On or after May 20, 2021 and prior to the maturity date, Vishay may redeem for cash all or part of the debentures at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if the last reported sale price of Vishay’s common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which Vishay provides notice of redemption.
Vishay used the net proceeds from this offering, together with cash on hand, to repurchase approximately 8.62 million shares of Vishay’s common stock for an aggregate purchase price of $150 million.
At the direction of its Board of Directors, Vishay intends, upon conversion, to repay the principal amount of the debentures in cash and settle any additional amounts in shares.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The debentures have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Forward-Looking Statements
This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, market conditions, potential fluctuations in Vishay’s stock price, and other risks described in Vishay’s Annual Report on Form 10-K for the year ended December 31, 2010. Vishay does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
CONTACT:
Vishay Intertechnology, Inc.
Dr. Lior Yahalomi
Executive Vice President — Chief Financial Officer
(610) 644-1300